Exhibit 99.1

Contacts:	Brian W. Poff	Teresa Moore
	Executive Vice President,	FINN Partners
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	teresa.moore@finnpartners.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE ANNOUNCES DEPARTURE OF HEATHER DIXON AND RETURN OF BRAD BICKHAM AS CHIEF OPERATING OFFICER ON AN INTERIM BASIS

Frisco, Texas (August 10, 2026) – Addus HomeCare Corporation (Nasdaq: ADUS) (the “Company”), a provider of home care services, announced today that Heather Dixon, President and Chief Operating Officer, is no longer with the Company. Brad Bickham, former President and Chief Operating Officer at Addus, has agreed to return as Chief Operating Officer on an interim basis, effective immediately, for a period of one year.

“On behalf of the Board and the entire company, I want to thank Heather for her dedication and leadership, and for her contributions to Addus during her time with the Company both as a director and more recently as part of executive management. She has been an important member of the team, and we are grateful for her partnership. We also appreciate her commitment to our mission, which will continue in her absence. We wish her the best in her next chapter,” said Dirk Allison, CEO.

“We are pleased to welcome Brad Bickham back in an interim capacity as Chief Operating Officer. Brad's deep knowledge of our operations, his strong relationships across the organization, and his proven track record of execution make him the ideal leader to ensure seamless continuity and flexibility during this transition. Brad played a central role in building Addus into the company it is today — growing our personal care platform, expanding into hospice and home health, and driving the disciplined acquisition strategy that has been core to our growth. We are grateful for his willingness to step back in and continue serving the company and mission he cares so deeply about.”

Mr. Allison continued, “We are fortunate to have tremendous operating depth and experience on the Board and our executive team as we continue to focus on serving our consumers, supporting our employees and executing our growth strategy.”

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any security breaches, cyber-attacks, loss of data or cybersecurity threats or incidents, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on February 24, 2026, which are available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 62,500 consumers through 264 locations across 24 states. For more information, please visit www.addus.com.

-END-